                                                                 Morgan Stanley
                                                                 Charter Series

       October 2002
       Monthly Report

This Monthly Report supplements the Charter Funds' Prospectus dated July 29,
2002.

                                                      Issued: November 29, 2002

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MORGAN STANLEY CHARTER SERIES

HISTORICAL FUND PERFORMANCE

Presented below is the percentage change in Net Asset Value per Unit from the start of every calendar year each Fund has traded. Also provided is the inception-to-date return and the annualized return since inception for each Fund. Past performance is not necessarily indicative of future results.

                                                                                INCEPTION-
                                                                                 TO-DATE   ANNUALIZED
                   1994    1995 1996 1997 1998   1999    2000   2001    2002      RETURN     RETURN
FUND                %       %    %    %    %      %       %      %       %          %          %
-----------------------------------------------------------------------------------------------------
Charter Campbell    --      --  --    --  --      --      --     --     (5.6)     (5.6)        --
                                                                       (1 mo.)
-----------------------------------------------------------------------------------------------------
Charter MSFCM...   (7.3)   21.9 4.0  26.2 5.1    (9.2)   23.8  (3.3)    20.7      104.2       8.6
                 (10 mos.)                                            (10 mos.)
-----------------------------------------------------------------------------------------------------
Charter Graham..    --      --  --    --  --      2.9    22.0   9.7     29.1       77.8       17.0
                                               (10 mos.)              (10 mos.)
-----------------------------------------------------------------------------------------------------
Charter Millburn    --      --  --    --  --     (7.2)   12.1  (11.3)   17.2       8.2        2.2
                                               (10 mos.)              (10 mos.)
-----------------------------------------------------------------------------------------------------
Charter Welton..    --      --  --    --  --    (10.7)   (8.2) (13.0)   (9.5)     (35.5)     (11.3)
                                               (10 mos.)              (10 mos.)
-----------------------------------------------------------------------------------------------------

DEMETER MANAGEMENT CORPORATION

c/o Managed Futures Department
Harborside Financial Center, Plaza Two, 1st Floor
Jersey City, New Jersey 07311
Telephone (201) 209-8400

Morgan Stanley Charter Series
Monthly Report
October 2002

Dear Limited Partner:

  The Net Asset Value per Unit for each of the five Morgan Stanley Charter Funds as of October 31, 2002 was as follows:


                                              % CHANGE FOR
                      FUND             N.A.V.    MONTH
                      ------------------------------------
                      Charter Campbell $9.44    -5.60%
                      ------------------------------------
                      Charter MSFCM    $20.42   -8.60%
                      ------------------------------------
                      Charter Graham   $17.78   -7.29%
                      ------------------------------------
                      Charter Millburn $10.82   -9.40%
                      ------------------------------------
                      Charter Welton   $6.45    -10.73%
                      ------------------------------------

  Limited Partners are advised that, effective October 1, 2002, Morgan Stanley Charter Campbell L.P. commenced trading as the fifth fund in the Morgan Stanley Charter Series. Campbell & Company, Inc., the trading advisor to Charter Campbell, utilizes its Financial, Metal & Energy Large Portfolio on behalf of Charter Campbell, pursuant to which it trades futures, forwards, and options contracts using proprietary technical trading methods.

  Detailed performance information for each Fund is located in the body of the financial report. For each Fund, we provide a trading results by sector chart that portrays trading gains and trading losses for the previous month and year-to-date in each sector in which the Fund participates.

  The trading results by sector charts indicate the monthly and year-to-date composite percentage returns generated by the specific assets dedicated to trading within each market sector in which each Fund participates. Please note that there is not an equal amount of assets in each market sector, and the specific allocations of assets by a Fund to each sector will vary over time within a predetermined range. Below each chart is a description of the factors that influenced trading gains and trading losses within each Fund during the previous month.

  Limited Partners are advised of recent changes to the Board of Directors and Officers of Demeter Management Corporation (the "General Partner"):

  Mr. Robert E. Murray resigned the position of President of Demeter Management Corporation (the "General Partner"). Mr. Murray will, however, retain his position as Chairman and a Director of the General Partner.

  Mr. Jeffrey A. Rothman, age 41, was named President and a Director of the General Partner. Mr. Rothman is the Executive Director of Morgan Stanley Managed Futures, responsible for overseeing all aspects of the firm's managed futures department. He is also President and a Director of Morgan Stanley Futures & Currency Management Inc., Morgan Stanley's internal commodity trading advisor. Mr. Rothman has been with the Managed Futures Department for sixteen years and most recently held the position of National Sales Manager, assisting Branch Managers and Financial Advisors with their managed futures education, marketing, and asset retention efforts. Throughout his career, Mr. Rothman has helped with the development, marketing, and administration of approximately 33 commodity pool investments. Mr. Rothman is an active member of the Managed Funds Association and serves on its Board of Directors.

  Mr. Frank Zafran, age 47, is an Executive Director of Morgan Stanley and, in September 2002, was named Chief Administrative Officer of Morgan Stanley's Global Products and Services Division. Mr. Zafran joined the firm in 1979 and has held various positions in Corporate Accounting and the Insurance Department, including Senior Operations Officer--Insurance Division, until his appointment in 2000 as Director of 401(k) Plan Services, responsible for all aspects of 401(k) Plan Services including marketing, sales and operations. Mr. Zafran received a B.S. degree in Accounting from Brooklyn College, New York. Mr. Zafran will become a Director of the General Partner and of Morgan Stanley Futures & Currency Management Inc. once he has registered with the National Futures Association as an associated person of both firms, which registration is currently pending.

  Mr. Raymond E. Koch resigned the position of Chief Financial Officer of the General Partner.

  Mr. Jeffrey D. Hahn, age 45, was named Chief Financial Officer of the General Partner. Mr. Hahn began his career at Morgan Stanley in 1992 and is currently an Executive Director responsible for the management and supervision of the accounting, reporting, tax and finance functions for the firm's private equity, managed futures, and certain legacy real estate investing activities. He is also Chief Financial Officer of Morgan Stanley Futures & Currency Management Inc. From August 1984 through May 1992, Mr. Hahn held various positions as an auditor at Coopers & Lybrand, specializing in manufacturing businesses and venture capital organizations. Mr. Hahn received his B.A. in economics from St. Lawrence University in 1979, an M.B.A. from Pace University in 1984, and is a Certified Public Accountant.

  Should you have any questions concerning this report, please feel free to contact Demeter Management Corporation c/o Managed Futures Department, Harborside Financial Center, Plaza Two, 1st Floor, Jersey City, New Jersey, 07311 or your Morgan Stanley Financial Advisor.

  I hereby affirm, that to the best of my knowledge and belief, the information contained in this report is accurate and complete. Past performance is not a guarantee of future results.

Sincerely,
/s/ Jeffrey A. Rothman
Jeffrey A. Rothman
President
Demeter Management Corporation
General Partner

CHARTER CAMPBELL

                                    [CHART]

                   Month ended           YTD ended
                 October 31, 2002     October 31, 2002
                 ----------------     ----------------
Currencies           -0.44%                 -0.44%
Interest Rates       -0.49%                 -0.49%
Stock Indices        -0.94%                 -0.94%
Energies             -2.91%                 -2.91%
Metals               -0.17%                 -0.17%



  Note: Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:
.. In the energy markets, losses were recorded from long futures positions in crude oil as prices reversed lower amid the potential for reduced tensions with Iraq. Additional losses were recorded from long futures positions in heating oil as prices moved lower on weather related concerns.

.. In the global stock indices, losses were incurred from short positions in European and U.S. stock index futures as prices reversed higher, buoyed by a rally in global equity prices.

..  In the global interest rate markets, losses were experienced from long
   European and U.S. interest rate futures as prices reversed lower, following a rally in global equities.

CHARTER MSFCM

                                    [CHART]

                   Month ended           YTD ended
                 October 31, 2002     October 31, 2002
                 ----------------     ----------------
Currencies           -0.43%                 11.69%
Interest Rates       -3.76%                 22.24%
Stock Indices        -0.09%                 -0.02%
Energies             -2.49%                 -1.73%
Metals               -2.14%                 -5.68%


  Note: Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:
.. In the global interest rate markets, losses were recorded from long positions in European, U.S., and Australian interest rate futures, as prices reversed lower following a rally in global equity prices.

.. In the energy markets, long futures positions in crude oil and its related products suffered losses as prices reversed lower amid the potential for reduced tensions with Iraq.

.. In the metals markets, losses stemmed from short futures positions in aluminum, copper, and nickel as prices moved higher amid renewed hope for increased demand for industrial metals. Additional losses were experienced from long futures positions in gold as prices moved lower in reaction to the bounce back in global equities.

FACTORS INFLUENCING MONTHLY TRADING GAINS:
.. In the currency markets, gains were recorded from long positions in the South African rand as its value increased versus the U.S. dollar amid higher interest rates in South Africa. Additional gains resulted from short positions in the Japanese yen versus the U.S. dollar, as concerns regarding Japan's economic woes exerted downward pressure on the value of the yen.

CHARTER GRAHAM

                                    [CHART]

                   Month ended           YTD ended
                 October 31, 2002     October 31, 2002
                 ----------------     ----------------
Currencies           -0.83%                 13.35%
Interest Rates       -1.07%                 20.46%
Stock Indices        -1.13%                  6.73%
Energies             -2.76%                 -3.46%
Metals               -1.47%                 -3.72%
Agriculturals         0.62%                  6.66%


  Note: Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:
.. In the energy markets, losses were recorded from long futures positions in crude oil as prices reversed lower amid the potential for reduced tensions with Iraq.
.. In the metals markets, losses stemmed from short futures positions in copper and aluminum as prices moved higher, amid renewed hope for increased demand for industrial metals.
.. In the global stock indices, losses were recorded from short positions in European and U.S. stock index futures as prices reversed higher due to better-than-expected earnings announcements.
.. In the global interest rate markets, losses were incurred from long positions in European, Australian, and U.S. interest rate futures as prices reversed lower following a rally in global equity prices.

FACTORS INFLUENCING MONTHLY TRADING GAINS:
.. In the agricultural markets, gains were recorded from long futures positions in sugar as prices increased on speculative buying. Additional gains were provided from long futures positions in soybean oil as prices trended higher amid better-than-expected export sales and weather related concerns.

CHARTER MILLBURN


                                    [CHART]

                  Month ended         YTD ended
                October 31, 2002   October 31, 2002
                ----------------   ----------------
Currencies           -0.53               10.31
Interest Rates       -4.25               16.98
Stock Indices        -0.86                1.63
Energies             -2.63               -1.78
Metals               -0.72               -0.99
Agriculturals        -0.07               -2.62


  Note: Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:
.. In the global interest rate markets, losses were recorded from long positions in European and U.S. interest rate futures as prices reversed lower following a rally in global equity prices.

.. In the energy markets, losses were recorded from long futures positions in natural gas as prices reversed lower on increased supply and weather related concerns.

.. In the global stock indices, losses were recorded from short positions in Asian, European, and U.S. stock index futures as prices reversed higher, boosted by better-than-expected earnings announcements.

.. In the metals markets, losses were recorded from both long and short futures positions in gold as prices reversed lower in the beginning of the month and rose towards the end of the month due to a rebound in global equity prices and a strengthening U.S. dollar.

CHARTER WELTON

                                    [CHART]

                   Month ended         YTD ended
                 October 31, 2002   October 31, 2002
                 ----------------   ----------------
Currencies             -0.95             -9.07
Interest Rates         -5.38             22.22
Stock Indices           0.92             -7.19
Energies               -1.70             -4.78
Metals                 -0.46             -1.30
Agriculturals          -2.77             -3.59

  Note: Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:
.. In the global interest rate markets, losses were recorded from long positions in U.S. and European interest rate futures as prices reversed lower following a rally in global equity prices.

.. In the agricultural markets, losses stemmed from short futures positions in coffee as prices increased on news of lower supply due to drought stress in Brazil.

.. In the energy markets, losses were recorded from long positions in natural gas as prices decreased on increased supply and weather related concerns. Losses were also recorded from long futures positions in crude oil and its related products as prices reversed lower amid the potential for reduced tensions with Iraq.

.. In the currency markets, losses were incurred from long positions in the Swiss franc versus the U.S. dollar as the dollar increased in value due to a rebound in domestic equity prices.

FACTORS INFLUENCING MONTHLY TRADING GAINS:
.. In the global stock indices, profits were recorded from long U.S. stock index futures as equity prices increased, buoyed by better-than-expected earnings announcements.

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MORGAN STANLEY CHARTER SERIES

STATEMENTS OF OPERATIONS
FOR THE MONTH ENDED OCTOBER 31, 2002  (UNAUDITED)

                                               MORGAN STANLEY
                                            CHARTER CAMPBELL L.P.
                                          ------------------------
                                                     PERCENTAGE OF
                                                    OCTOBER 1, 2002
                                                       BEGINNING
                                           AMOUNT   NET ASSET VALUE
                                          --------  ---------------
                                             $             %
             REVENUES
             Trading profit (loss):
               Realized                   (352,747)      (4.24)
               Net change in unrealized    (57,748)       (.69)
                                          --------       -----
                Total Trading Results     (410,495)      (4.93)
             Interest income (Note 2)       10,463         .13
                                          --------       -----
                Total Revenues            (400,032)      (4.80)
                                          --------       -----
             EXPENSES
             Brokerage fees (Note 2)        46,844         .56
             Management fees (Note 2 & 3)   19,085         .24
                                          --------       -----
                Total Expenses              65,929         .80
                                          --------       -----
             NET LOSS                     (465,961)      (5.60)
                                          ========       =====

MORGAN STANLEY CHARTER SERIES

STATEMENTS OF CHANGES IN NET ASSET VALUE
FOR THE MONTH ENDED OCTOBER 31, 2002  (UNAUDITED)

                                                        MORGAN STANLEY
                                                    CHARTER CAMPBELL L.P.
                                              ---------------------------------
                                                  UNITS       AMOUNT    PER UNIT
                                              ------------- ----------  --------
                                                                $          $
Net Asset Value, October 1, 2002                832,786.300  8,327,863   10.00
Net Loss                                           --         (465,961)   (.56)
Redemptions                                        --           --         --
Subscriptions                                   457,128.709  4,315,295    9.44
                                              ------------- ----------
Net Asset Value, October 31, 2002             1,289,915.009 12,177,197    9.44
                                              ============= ==========

                                MORGAN STANLEY
                              CHARTER MSFCM L.P.
                          --------------------------
                                       PERCENTAGE OF
                                      OCTOBER 1, 2002
                                         BEGINNING
                            AMOUNT    NET ASSET VALUE
                          ----------  ---------------
                              $              %
                          (3,302,755)      (4.53)
                          (2,546,864)      (3.49)
                          ----------       -----
                          (5,849,619)      (8.02)
                             111,630         .15
                          ----------       -----
                          (5,737,989)      (7.87)
                          ----------       -----
                             410,296         .56
                             121,567         .17
                          ----------       -----
                             531,863         .73
                          ----------       -----
                          (6,269,852)      (8.60)
                          ==========       =====




                                MORGAN STANLEY
                              CHARTER MSFCM L.P.
                      ----------------------------------
                          UNITS        AMOUNT    PER UNIT
                      -------------  ----------  --------
                                         $          $
                      3,264,586.591  72,941,478   22.34
                            --       (6,269,852)  (1.92)
                        (29,773.256)   (607,970)  20.42
                        294,979.276   6,023,476   20.42
                      -------------  ----------
                      3,529,792.611  72,087,132   20.42
                      =============  ==========

  The accompanying notes are an integral part of these financial statements.

MORGAN STANLEY CHARTER SERIES

STATEMENTS OF OPERATIONS
FOR THE MONTH ENDED OCTOBER 31, 2002  (UNAUDITED)

                                                          MORGAN STANLEY
                                                        CHARTER GRAHAM L.P.
                                                    --------------------------
                                                                 PERCENTAGE OF
                                                                OCTOBER 1, 2002
                                                                   BEGINNING
                                                      AMOUNT    NET ASSET VALUE
                                                    ----------  ---------------
                                                        $              %
REVENUES
Trading profit (loss):
 Realized                                             (904,597)       (.91)
 Net change in unrealized                           (5,758,368)      (5.79)
                                                    ----------       -----
   Total Trading Results                            (6,662,965)      (6.70)
Interest income (Note 2)                               143,646         .14
                                                    ----------       -----
   Total Revenues                                   (6,519,319)      (6.56)
                                                    ----------       -----

EXPENSES
Brokerage fees (Note 2)                                559,049         .56
Management fees (Note 2 & 3)                           165,645         .17
                                                    ----------       -----
   Total Expenses                                      724,694         .73
                                                    ----------       -----
NET LOSS                                            (7,244,013)      (7.29)
                                                    ==========       =====

MORGAN STANLEY CHARTER SERIES

STATEMENTS OF CHANGES IN NET ASSET VALUE
FOR THE MONTH ENDED OCTOBER 31, 2002  (UNAUDITED)

                                                      MORGAN STANLEY
                                                    CHARTER GRAHAM L.P.
                                            ----------------------------------
                                                UNITS        AMOUNT    PER UNIT
                                            -------------  ----------  --------
                                                               $          $
Net Asset Value, October 1, 2002            5,183,513.313  99,386,553   19.17
Net Loss                                          --       (7,244,013)  (1.39)
Redemptions                                   (79,710.543) (1,417,253)  17.78
Subscriptions                                 465,142.523   8,270,234   17.78
                                            -------------  ----------
Net Asset Value, October 31, 2002           5,568,945.293  98,995,521   17.78
                                            =============  ==========

                  MORGAN STANLEY               MORGAN STANLEY
               CHARTER MILLBURN L.P.         CHARTER WELTON L.P.
            --------------------------   --------------------------
                          PERCENTAGE OF               PERCENTAGE OF
                         OCTOBER 1, 2002             OCTOBER 1, 2002
                            BEGINNING                   BEGINNING
              AMOUNT     NET ASSET VALUE   AMOUNT    NET ASSET VALUE
            ----------   --------------- ----------  ---------------
                $               %            $              %
              (523,732)       (1.24)     (1,089,333)      (7.82)
            (3,230,244)       (7.63)       (323,889)      (2.33)
            ----------        -----      ----------      ------
            (3,753,976)       (8.87)     (1,413,222)     (10.15)
                84,277          .20          20,552         .15
            ----------        -----      ----------      ------
            (3,669,699)       (8.67)     (1,392,670)     (10.00)
            ----------        -----      ----------      ------

               238,034          .56          78,337         .56
                70,530          .17          23,210         .17
            ----------        -----      ----------      ------
               308,564          .73         101,547         .73
            ----------        -----      ----------      ------
            (3,978,263)       (9.40)     (1,494,217)     (10.73)
            ==========        =====      ==========      ======




              MORGAN STANLEY                      MORGAN STANLEY
           CHARTER MILLBURN L.P.                CHARTER WELTON L.P.
    ----------------------------------  ----------------------------------
        UNITS        AMOUNT    PER UNIT     UNITS        AMOUNT    PER UNIT
    -------------  ----------  -------- -------------  ----------  --------
                       $          $                        $          $
    3,543,524.328  42,317,222   11.94   1,928,648.486  13,926,527    7.22
          --       (3,978,263)  (1.12)        --       (1,494,217)   (.77)
      (42,933.013)   (464,535)  10.82     (64,796.964)   (417,940)   6.45
      199,269.310   2,156,094   10.82      30,387.600     196,000    6.45
    -------------  ----------           -------------  ----------
    3,699,860.625  40,030,518   10.82   1,894,239.122  12,210,370    6.45
    =============  ==========           =============  ==========

  The accompanying notes are an integral part of these financial statements.

MORGAN STANLEY CHARTER SERIES

NOTES TO FINANCIAL STATEMENTS
(unaudited)

--------------------------------------------------------------------------------
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
ORGANIZATION.  Morgan Stanley Charter Campbell L.P. ("Charter Campbell"),
Morgan Stanley Charter MSFCM L.P. ("Charter MSFCM"), Morgan Stanley Charter Graham L.P. ("Charter Graham"), Morgan Stanley Charter Millburn L.P. ("Charter Millburn"), and Morgan Stanley Charter Welton L.P. ("Charter Welton"), (individually, a "Partnership", or collectively, the "Partnerships") are limited partnerships organized to engage primarily in the speculative trading of futures contracts, options on futures contracts and forward contracts on physical commodities and other commodity interests, including foreign currencies, financial instruments, metals, energy and agricultural products (collectively, "futures interests").
  The general partner for each Partnership is Demeter Management Corporation ("Demeter"). The non-clearing commodity broker is Morgan Stanley DW, Inc. ("Morgan Stanley DW"). The clearing commodity brokers for the Partnerships are Morgan Stanley & Co. Inc. ("MS & Co.") and Morgan Stanley & Co. International Limited ("MSIL"). The trading advisor for Charter MSFCM is Morgan Stanley Futures & Currency Management Inc. ("MSFCM"). Demeter, Morgan Stanley DW, MS & Co., MSIL and MSFCM are wholly-owned subsidiaries of Morgan Stanley.
  Effective July 29, 2002, Charter Campbell was added to the Charter Series and began trading on October 1, 2002.
  Demeter is required to maintain a 1% minimum interest in the equity of each Partnership and income (losses) are shared by Demeter and the Limited Partners based on their proportional ownership interests.

MORGAN STANLEY CHARTER SERIES

NOTES TO FINANCIAL STATEMENTS
(continued)


USE OF ESTIMATES. The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, which require management to make estimates and assumptions that affect the reported amounts in the financial statements and related disclosures. Management believes that the estimates utilized in the preparation of the financial statements are prudent and reasonable. Actual results could differ from those estimates.

REVENUE RECOGNITION. Futures interests are open commitments until settlement date. They are valued at market on a daily basis and the resulting net change in unrealized gains and losses is reflected in the change in unrealized profit
(loss) on open contracts from one period to the next in the statements of operations. Monthly, Morgan Stanley DW credits each Partnership with interest income on 100% of its average daily funds held at Morgan Stanley DW. In addition, Morgan Stanley DW credits each Partnership with 100% of the interest income Morgan Stanley DW receives from MS & Co. and MSIL with respect to such Partnership's assets deposited as margin. The interest rates used are equal to that earned by Morgan Stanley DW on its U.S. Treasury bill investments. For purposes of such interest payments Net Assets do not include monies due the Partnerships on forward contracts and other futures interests, but not actually received.

NET INCOME (LOSS) PER UNIT. Net income (loss) per unit of limited partnership interest ("Unit(s)") is computed using the weighted average number of Units outstanding during the period.

MORGAN STANLEY CHARTER SERIES

NOTES TO FINANCIAL STATEMENTS
(continued)


BROKERAGE AND RELATED TRANSACTION FEES AND COSTS. Each Partnership pays a flat-rate monthly brokerage fee of 1/12 of 6.75% of the Partnership's Net Assets as of the first day of each month (a 6.75% annual rate). Such fees currently cover all brokerage commissions, transaction fees and costs and ordinary administrative and offering expenses.

OPERATING EXPENSES. Each Partnership incurs monthly management fees and may incur incentive fees. All common administrative and continuing offering expenses including legal, auditing, accounting, filing fees and other related expenses are borne by Morgan Stanley DW through the brokerage fees paid by the Partnerships.

INCOME TAXES. No provision for income taxes has been made in the accompanying financial statements, as partners are individually responsible for reporting income or loss based upon their respective share of each Partnership's revenues and expenses for income tax purposes.

DISTRIBUTIONS. Distributions, other than redemptions of Units, are made on a pro-rata basis at the sole discretion of Demeter. No distributions have been made to date.

CONTINUING OFFERING. Units of each Partnership are offered at a price equal to 100% of the Net Asset Value per Unit at monthly closings held as of the last day of each month. No selling commissions or charges related to the continuing offering of Units are paid by the Limited Partners or the Partnerships. Morgan Stanley DW pays all such costs.

MORGAN STANLEY CHARTER SERIES

NOTES TO FINANCIAL STATEMENTS
(continued)


REDEMPTIONS. Limited Partners may redeem some or all of their Units as of the last day of the sixth month following the closing at which a person first becomes a Limited Partner. Redemptions may only be made in whole Units, with a minimum of 100 Units required for each redemption, unless a Limited Partner is redeeming his entire interest in the Partnership.
  Units redeemed on or prior to the last day of the twelfth month from the date of purchase will be subject to a redemption charge equal to 2% of the Net Asset Value of a Unit on the Redemption Date. Units redeemed after the last day of the twelfth month and on or prior to the last day of the twenty-fourth month from the date of purchase will be subject to a redemption charge equal to 1% of the Net Asset Value of a Unit on the Redemption Date. Units redeemed after the last day of the twenty-fourth month from the date of purchase will not be subject to a redemption charge. The foregoing redemption charges are paid to Morgan Stanley DW.

EXCHANGES. On the last day of the first month which occurs more than 180 days after a person first becomes a Limited Partner in any of the Partnerships, and at the end of each month thereafter, Limited Partners may transfer their investment among the Partnerships (subject to certain restrictions outlined in the Limited Partnership Agreements) without paying additional charges.

DISSOLUTION OF THE PARTNERSHIPS. Charter MSFCM will terminate on December 31, 2025 and Charter Campbell, Charter Graham, Charter Millburn and Charter Welton will terminate on December 31, 2035 or at an earlier date if certain conditions occur as defined in each Partnership's Limited Partnership Agreement.

MORGAN STANLEY CHARTER SERIES

NOTES TO FINANCIAL STATEMENTS
(continued)


--------------------------------------------------------------------------------
2. RELATED PARTY TRANSACTIONS
Each Partnership pays brokerage fees to Morgan Stanley DW as described in Note
1. Each Partnership's cash is on deposit with Morgan Stanley DW, MS & Co. and MSIL in futures interests trading accounts to meet margin requirements as needed. Morgan Stanley DW pays interest on these funds as described in Note 1.
  Charter MSFCM pays management and incentive fees (if any) to MSFCM.

--------------------------------------------------------------------------------
3. TRADING ADVISORS
Demeter, on behalf of Charter Campbell, Charter MSFCM, Charter Graham, Charter Millburn and Charter Welton, retains certain commodity trading advisors to make all trading decisions for the Partnerships. The trading advisors are as follows:

Morgan Stanley Charter Campbell L.P.
  Campbell & Company, Inc.

Morgan Stanley Charter MSFCM L.P.
  Morgan Stanley Futures & Currency Management Inc.

Morgan Stanley Charter Graham L.P.
  Graham Capital Management L.P.

Morgan Stanley Charter Millburn L.P.
  Millburn Ridgefield Corporation

Morgan Stanley Charter Welton L.P.
  Welton Investment Corporation

MORGAN STANLEY CHARTER SERIES

NOTES TO FINANCIAL STATEMENTS
(concluded)


Compensation to the trading advisors by the Partnerships consists of a management fee and an incentive fee as follows:

MANAGEMENT FEE. Each Partnership pays its trading advisor a flat-rate monthly fee equal to 1/12 of 2% (a 2% annual rate) or, in the case of Charter Campbell, a monthly fee equal to 1/12 of 2.75% (a 2.75% annual rate), of the Partnership's Net Assets under management by each trading advisor as of the first day of each month.

INCENTIVE FEE. Each Partnership's incentive fee is equal to 20% of trading profits, paid on a quarterly basis for Charter MSFCM, and paid on a monthly basis for Charter Campbell, Charter Graham, Charter Millburn and Charter Welton.
  Trading profits represent the amount by which profits from futures, forwards and options trading exceed losses after brokerage and management fees are deducted. When a trading advisor experiences losses with respect to Net Assets as of the end of a calendar month, or calendar quarter with respect to Charter MSFCM, the trading advisor must earn back such losses before that trading advisor is eligible for an incentive fee in the future.

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